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                     June 26, 2020

       Vuong Trieu, Ph.D.
       Chief Executive Officer
       Mateon Therapeutics, Inc.
       29397 Agoura Road, Suite 107
       Agoura Hills, CA 91301

                                                        Re: Mateon
Therapeutics, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 18,
2019, as amended
                                                            File No. 000-21990

       Dear Dr. Trieu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Daniel W. Rumsey